EXHIBIT 10.2

DISTRICT COURT, ARAPAHOE COUNTY, COLORADO
7325 S. Potomac Street Centennial, CO 80112 Telephone: 303.649.6355
Plaintiff: HAROLD E. RILEY FOUNDATION,		▲COURT USE ONLY▲
v. Defendants: CHRISTOPHER W. CLAUS, J.D. DAVIS, JR., GERALD W. SHIELDS, FRANK A. KEATING II, TERRY S. MANESS, E. DEAN GAGE, ROBERT B. SLOAN, JR., CONSTANCE K. WEAVER, AND CITIZENS, INC.		Case No. 20CV31721 Division: 21
Attorneys for Plaintiff:
Name:	Michael L. O’Donnell (#10273) Marissa S. Ronk (#49181) Wheeler Trigg O’Donnell LLP
Address:	370 Seventeenth Street, Suite 4500 Denver, CO 80202-5647
Telephone:	303.244.1800
Facsimile:	303.244.1879
Email:	odonnell@wtotrial.com ronk@wtotrial.com
Name:	Edward B. Micheletti (admitted pro hac vice) Lauren N. Rosenello (application for pro hac vice forthcoming) Skadden, Arps, Slate, Meagher & Flom LLP
Address:	One Rodney Square P.O. Box 636 Wilmington, Delaware 19899-0636
Telephone:	302.651-3000
Facsimile:	302.651.3001
Email:	edward.micheletti@skadden.com lauren.rosenello@skadden.com
Attorneys for Defendants:
Name:	Robert C. Blume (#37130) M. Scott Campbell (#41513) Gibson Dunn & Crutcher LLP
Address:	1801 California St, Suite 4200 Denver, CO 80202
Telephone	303.298.5700
Email	rblume@gibsondunn.com scampbell@gibsondunn.com

STATUS QUO Stipulation

WHEREAS, On September 2, 2020, Plaintiff Harold E. Riley Foundation (“Plaintiff”) filed its Complaint against Defendants Christopher W. Claus, J.D. Davis, Jr., Gerald W. Shields, Frank A. Keating II, Terry S. Maness, E. Dean Gage, Robert B. Sloan, Jr., Constance K. Weaver, and Citizens, Inc. (together the “Defendants”) requesting, inter alia, three Counts for declaratory relief regarding the validity of (a) the Written Consent delivered on August 13, 2020 to the Board of Directors of defendant Citizens, Inc. (the “Board”), (b) the Board Expansion Provision1 and the directors that were appointed to the Board pursuant to the Board Expansion Provision, and (c) the Supermajority Provision2 (as defined in the Complaint), which altered the voting requirements of the Board;
WHEREAS, Plaintiff’s Complaint contends that the Written Consent (i) dictates the composition of the Board with Plaintiff’s designees comprising a majority of the Board, and (ii) renders the Board Expansion Provision and Supermajority Provision invalid;
WHEREAS, Plaintiff’s Complaint also requested immediate injunctive relief regarding any actions by Defendants, who purport to comprise the Board, to prevent immediate and irreparable harm and to maintain the status quo (“Emergency Relief”);
WHEREAS, the Court requested a conference regarding Plaintiff’s request for Emergency Relief, held on September 4, 2020, and
WHEREAS, at that September 4, 2020 conference, counsel for Defendants represented that they would maintain the status quo and that Defendants will not take any significant Board actions except those required or necessitated by law in the ordinary course of business, such as filing quarterly and yearly reports with the Securities and Exchange Commission, until the Court makes a determination on the merits of Plaintiff’s forthcoming request for a preliminary injunction (“Merits”).
1     The decision of the Class A Directors to increase the Board’s size from 9 to 13 directors.
2     The Director Defendants purported to amend the bylaws to “(i) change the voting standard required for an action of the Board of Directors from a majority standard to a super majority (2/3) standard; and (ii) revise the voting standard for Bylaws alteration, amendment or repeal or the adoption of new Bylaws from a majority standard to a supermajority (2/3) standard, in each case, such changes to be in effect until the next Annual Meeting of Shareholders.”

The Parties hereby agree to the following (the “Stipulation”), which Stipulation is enforceable by the Court:
1.This Stipulation shall control until the Court makes a determination on the Merits or otherwise rules on the forthcoming motion for a preliminary injunction, whichever comes first (the “Expiration Date”).
2.Until the Expiration Date, the Board shall consist of the Individual Defendants: Christopher W. Claus, J.D. Davis, Jr., Gerald W. Shields, Frank A. Keating II, Terry S. Maness, E. Dean Gage, Robert B. Sloan, Jr. and Constance K. Weaver.
3.Until the Expiration Date, the Board, officers and management of Citizens shall be permitted to operate in the ordinary course of business.
4.Until the Expiration Date, the Board and its committees shall not direct or to its knowledge after reasonable investigation permit anyone on the Company’s behalf, to take any action that is outside the ordinary course of business (“Material Action”) without first providing Plaintiff with five business days’ advanced written notice by email and Federal Express to Michael O’Donnell at Wheeler, Trigg, O’Donnell LLP, 370 17th Street, Suite 4500, Denver, CO 80202, and receiving Plaintiff’s written consent (or Court approval over Plaintiff’s objection), which consent shall be provided or withheld in writing after good faith consideration within four business days.
5.Material Action includes any of the following actions:
a.creating or disbanding any committee of the Board or to add or remove any director to or from any such committee;
b.creating, forming or organizing any subsidiary company, or entering into a partnership or joint venture with any other person, unless in the ordinary course of business;
c.issuing or authorizing the issuance of equity securities in Citizens or any subsidiary of Citizens, or securities convertible into, or exchangeable or exercisable for, any such equity securities, or any rights of any kind to acquire any such equity securities or such convertible or exchangeable securities, other than as required pursuant to the employee stock investment plan, and vesting, settlement or exercise of options or equity-linked awards outstanding as of September 2, 2020 in accordance with the terms thereof as in existence as of September 2, 2020;

d.engaging in any manner in any negotiation for, or entering into or consummating any, agreement, arrangement or transaction involving or relating to, acquiring, disposing, selling, issuing, transferring, encumbering, pledging, hypothecating, gifting, loaning, leasing or otherwise acquiring or disposing of, directly or indirectly (including through reinsurance), any of the assets, properties or rights of Citizens or any of its controlled affiliates or any interest therein with a value in excess of ten percent of total assets (excluding any assets of the Company’s insurance subsidiaries backing reserves), in each case (or similar related cases), or twenty percent of assets (excluding any assets of the Company’s insurance subsidiaries backing reserves) in the aggregate (for all cases) except for (i) insurance policy or settlement payments in the ordinary course of business not to exceed policy limits; (ii) intercompany dividends, capital contributions or loans made in the ordinary course of business; and (iii) investment transactions made in the ordinary course of business;
e.authorizing, binding or committing Citizens to make any agreements which do effect a material change in the business operation of the Company;
f.except in the ordinary course of business, or as required by contractual obligations in effect as of September 2, 2020, or pursuant to the terms of the Citizens Omnibus Incentive Plan effective as of June 6, 2017 as in effect as of September 2, 2020 (the “Incentive Plan”) or applicable Law, (A) granting to any current or former employee, director, officer or other service provider any increase in salary, fees or bonus compensation opportunity (other than increases in base salary and corresponding increases in annual bonus opportunities in the ordinary course of business and consistent with past practice); (B) granting or providing any employee, director, officer or other service provider any severance pay, retention or transaction bonuses or termination pay or benefits except those that were approved by the Compensation Committee before September 2, 2020; (C) establishing, adopting, entering into or amending the Incentive Plan or collective bargaining agreement in a manner that materially increases the cost to Citizens or any of its subsidiaries above current budgeted levels; (D) entering into or amending any employment, consulting, severance or termination plan, agreement or arrangement with any director, officer or senior employee of Citizens or any of its subsidiaries, except those that were approved by the Compensation Committee before September 2, 2020; and (E) taking any action to accelerate the time of payment, vesting or funding of compensation or benefits under the Incentive Plan; provided, however, that the foregoing shall not restrict Citizens or any of its subsidiaries from entering into or making available to newly hired employees or to current employees who are not directors, officers or senior employees in the context of promotions based on job performance or workplace requirements (in each case, in the ordinary course of business consistent with past practice), plans, agreements, benefits and compensation arrangements that have a value that is consistent with the past practice of making compensation and benefits available to newly hired or promoted employees in similar positions, or consistent with the compensation and benefits of the then-current employee whom such newly hired or promoted employee is engaged to replace or succeed (in each case, excluding equity-based and cash-based incentive grants, transaction or retention benefits, or change in control enhancements to severance entitlements);
g.incurring, assuming, guaranteeing or otherwise becoming responsible for any debt in excess of ten percent of total liabilities (excluding contingent liabilities owed to any policyholders of insurance subsidiaries of the Company) of itself or its subsidiaries, except in furtherance of reinsurance agreements as part of normal insurance operations;
h.authorizing, issuing or changing the terms of Citizens’ or any of its subsidiaries’ debt or equity, including by adjusting, splitting, combining, subdividing or reclassifying any of their debt or equity;
i.authorizing, declaring or issuing any dividends, securities purchase or “poison pill” rights to Citizen’s stockholders, officers or directors, except for dividends guaranteed in insurance policies;
j.negotiating or adopting a plan or agreement of complete or partial liquidation or dissolution, merger, amalgamation, consolidation, stock repurchase, restructuring, recapitalization or other reorganization of Citizens or any of its subsidiaries;
k.settling any material claim, action, litigation or arbitration (other than claims under insurance policies issued by Citizens in the ordinary course of business in an amount not to exceed applicable policy limits) made or pending against Citizens or any of its subsidiaries, or any of their respective directors or officers in their capacities as such;
l.amending, modifying or repealing Board committee charters;
m.amending, modifying or repealing Citizens’ core governing documents, including, but not limited to, Citizens’ Articles of Incorporation, and Bylaws; and

n.negotiating, engaging in, agreeing or committing to engage in any transaction involving an actual or potential change of control of Citizens.
6.If the Defendants are in the process of undertaking any actions since September 2, 2020 that violate or could violate Paragraph 5, such actions shall immediately cease pursuant to this Stipulation.
7.The Defendants represent that they took no action between August 12, 2020 and September 2, 2020 that would violate this Stipulation, other than those disclosed to Plaintiff’s counsel in writing.
8.For clarity, nothing in this Stipulation shall be construed to prevent the Company from making all regulatory filings required by law in the ordinary course of business (so long as the underlying action that requires the filing would not violate Section 5 of the Stipulation) or causing Citizens to (a) satisfy all payroll obligations with respect to non-executive employees of the Company; and (b) satisfy all contractual or payroll obligations with respect to current or former executive employees of the Company provided that: (i) such executive compensation is limited to compensation arrangements in place on September 2, 2020 and (ii) such executive compensation is not to be increased, with the exception of non-material increases made during the Company’s annual performance and compensation cycle.
9.The restrictions imposed by this Stipulation may be waived on a case-by-case basis by written agreement of the parties to this action and any party may seek to modify this Stipulation, or to enjoin or rescind any conduct noticed under this Stipulation, upon further application to the Court. The parties reserve all rights in regard to the merits of any such action, including those permitted by this Stipulation.

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District Court Judge